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                                                                    Exhibit 99.1

NEWS RELEASE

                                                       [LOGO] CORRPRO
                                                              COMPANIES INC

COMPANY CONTACT                                        WORLD HEADQUARTERS
---------------                                        1090 Enterprise Drive
Robert M. Mayer                                        Medina, OH 44256
CFO                                                    Phone (330) 723-5082
(330) 723-5082                                         Fax (330) 723-0694
                                                       www.corrpro.com


FOR IMMEDIATE RELEASE

            CORRPRO ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2004
      FULLY DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.14
             COMPARED WITH A LOSS OF $0.06 PER SHARE A YEAR EARLIER

         MEDINA, OHIO, NOVEMBER 17, 2003--Corrpro Companies, Inc. (AMEX:CO), today reported results for its fiscal 2004 second quarter and first six months which ended September 30, 2003.

Revenues increased 9.4% to $34.4 million and net income from continuing operations reached $1.3 million or $0.14 per fully diluted share, respectively, versus revenues of $31.5 million and a net loss of $0.5 million or $0.06 per share in the second quarter of fiscal 2003. The gross profit margin percentage remained consistent at 33.4% compared with 33.5% in the prior-year quarter. Operating expenses totaled $7.9 million, or 22.9% of revenue, in the second quarter of fiscal 2004 compared with $9.1 million, or 29.0% of revenue, in the year-earlier period, a decrease of $1.2 million or 13.5%. After taking into account discontinued operations, which included a $3.3 million charge in connection with the pending sale of its Middle East operations, the Company reported a net loss for the quarter of $1.9 million, or $0.20 per fully diluted share, compared with a net loss of $3.4 million, or $0.40 per share, in the year-earlier period.

Including the charge related to the pending sale of its Middle East operations, the Company incurred a net loss of $3.2 million from discontinued operations for the second quarter compared to a loss of $2.8 million in the prior-year period. The prior-year's quarter included $2.8 million for the write-off of accumulated other comprehensive income and professional fees relating to the discontinuance of these operations.

For the six month period ended September 30, 2003, the Company's revenues advanced 10.3% to $67.5 million and net income from continuing operations was $2.6 million or $0.28 per share, compared to revenues of $61.2 million and a net loss from continuing operations of $1.7 million or $0.20 per share in the prior fiscal year's period. Corrpro's gross profit margins for the six month period were 33.4% compared to 32.8% in the prior-year period. The Company's selling, general and administrative expenses were $15.9 million (23.5% of revenues) compared to $18.2 million (29.7% of revenues) in the first half of fiscal 2003. Current year expenses included $1.0 million (compared to $1.1 million in the prior-year period) of fees incurred in connection with its loan agreements. The Company reported a net loss for the first six months of fiscal 2004 of $1.0 million or $0.11 per share, compared to a net loss, which included $18.2 million in charges related to the cumulative effect of change in accounting principle, of $24.0 million or $2.87 per share in the prior-year period.



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For the fiscal first half ended September 30, 2003, the Company's loss from discontinued operations was $3.7 million. The reported loss from discontinued operations is primarily comprised of non-cash charges of $3.3 million required to recognize charges related to the pending sale of the Company's Middle East operations. For the prior-year period, the loss from discontinued operations totaled $4.1 million. Additional financial information is available on Form 10-Q for the quarter ended September 30, 2003 as filed on November 14, 2003.

"Our fundamental business results continued to improve during our second fiscal quarter. We benefited from higher margin, value-added business and continued to enhance our cost structure," commented Joseph W. Rog, Chairman, Chief Executive Officer and President. "As recently announced, we have executed a non-binding letter of intent for the refinancing and recapitalization of Corrpro. We are actively engaged in the process of seeking the necessary financing commitments and other approvals and are looking to be in a position to complete the transaction during the early part of 2004."

The Company has entered into extension agreements with its existing lenders that provide for an extension through January 31, 2004 of the prior forbearance agreements that expired October 31, 2003. Among other things, the new extension agreements extend the maturity of the senior bank facility to January 31, 2004 and defer the commencement of the next principal payments due on the Company's senior notes until January 31, 2004. The continuance of the forbearance provided for in the extension agreements is dependent upon the Company meeting specified milestones with respect to the completion of the recapitalization and refinancing transaction provided for in the letter of intent. There can be no assurance, however, that the milestones will continue to be met.

In the event that the recapitalization and refinancing transaction contemplated by the letter of intent does not occur timely, there can be no assurance that any further extensions will be obtained from the current lenders, or on what terms any such extensions may be obtained. The failure to either close the transactions contemplated by the letter of intent or to obtain further extensions from the current lenders to the Company would have a material adverse effect on the Company. The alternatives facing the Company in that event would include filing a petition with the U.S. Bankruptcy Court for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

If and when the definitive agreements relating to the proposed refinancing and recapitalization transaction are executed, more detailed information regarding the proposed recapitalization and refinancing, including information with respect to dilution to the common shareholders, will be provided in the materials transmitted to shareholders in connection with any meeting of shareholders called to approve the transaction. There can be no assurance that the proposed transaction will be consummated, and if consummated, what the terms for such transaction will be.

Corrpro, headquartered in Medina, Ohio, with offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.



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Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: the extension, amendment or refinancing of the Company's existing debt and the terms and timing thereof; the Company's ability to successfully consummate a recapitalization and refinancing and the terms and timing thereof; the Company's ability to successfully divest certain of its international business units and the timing, terms and conditions of any such divestitures; the ultimate outcome of the SEC's and the Australian Securities and Investment Commission's investigation of accounting irregularities; the impact of any litigation or regulatory process related to the financial statement restatement process, including the filed and dismissed class action litigation (the dismissal of which has been appealed); qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company's operations; the impact of energy prices on the Company's and its customers' businesses; adverse developments in pending litigation or regulatory matters; the Company's ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading or delisting of the Company's shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.




                                 TABLE TO FOLLOW


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                            CORRPRO COMPANIES, INC.
                       CONSOLIDATED INCOME STATEMENT DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    For the Three            For the Six
                                                                    Months Ended             Months Ended
                                                                    September 30,            September 30,
                                                               --------------------    --------------------
                                                                  2003       2002        2003        2002
                                                               --------    --------    --------    --------
Revenues                                                       $ 34,433    $ 31,473    $ 67,485    $ 61,162

Cost of sales                                                    22,938      20,939      44,922      41,092
                                                               --------    --------    --------    --------
Gross profit                                                     11,495      10,534      22,563      20,070


Selling, general & administrative expenses                        7,888       9,115      15,864      18,152
                                                               --------    --------    --------    --------

Operating income                                                  3,607       1,419       6,699       1,918

Interest expense                                                  1,609       1,535       3,088       2,819
                                                               --------    --------    --------    --------

Income (loss) from continuing operations before income taxes      1,998        (116)      3,611        (901)

Provision for income taxes                                          655         414       1,008         784
                                                               --------    --------    --------    --------

Income (loss) from continuing operations                          1,343        (530)      2,603      (1,685)


Discontinued operations:
  Loss from operations, net of income taxes                      (3,223)     (2,828)     (3,604)     (4,120)
  Loss on disposals, net of income taxes                             --          --         (46)         --
                                                               --------    --------    --------    --------
Loss before Cumulative effect of change
in accounting principle                                          (1,880)     (3,358)     (1,047)     (5,805)

Cumulative effect of change in accounting principle                --          --          --       (18,238)
                                                               --------    --------    --------    --------

Net loss                                                       $ (1,880)   $ (3,358)   $ (1,047)   $(24,043)
                                                               ========    ========    ========    ========

Earnings (loss) per share - Basic:
  Income (loss) from continuing operations                     $   0.16    $  (0.06)   $   0.31    $  (0.20)
  Discontinued operations:
     Loss from operations, net of income taxes                    (0.38)      (0.34)      (0.42)      (0.49)
     Loss on disposals, net of income taxes                        --          --         (0.01)       --
                                                               --------    --------    --------    --------
    Loss before Cumulative effect of change
     in accounting principle                                      (0.22)      (0.40)      (0.12)      (0.69)
  Cumulative effect of change in
      accounting principle                                         --          --          --         (2.18)
                                                               --------    --------    --------    --------
Net loss                                                       $  (0.22)   $  (0.40)   $  (0.12)   $  (2.87)
                                                               ========    ========    ========    ========

Earnings (loss) per share - Diluted:
  Income (loss) from continuing operations                     $   0.14    $  (0.06)   $   0.28    $  (0.20)
  Discontinued operations:
     Loss from operations, net of income taxes                    (0.34)      (0.34)      (0.38)      (0.49)
     Loss on disposals, net of income taxes                        --          --         (0.01)       --
                                                               --------    --------    --------    --------
    Loss before Cumulative effect of change
     in accounting principle                                      (0.20)      (0.40)      (0.11)      (0.69)
  Cumulative effect of change in
      accounting principle                                         --          --          --         (2.18)
                                                               --------    --------    --------    --------

Net loss                                                       $  (0.20)   $  (0.40)   $  (0.11)   $  (2.87)
                                                               ========    ========    ========    ========

Weighted average shares -
    Basic                                                         8,408       8,403       8,408       8,376
    Diluted                                                       9,356       8,403       9,382       8,376